Federal-Mogul reports third quarter results, including special charge

     SOUTHFIELD, MICHIGAN, October 25, 1996...Federal-Mogul Corporation (NYSE-FMO) today reported results for its third quarter ended September 30, 1996. Sales for the quarter were $492 million compared to $480 million in 1995. The company reported a net loss of $17 million or $.56 per share compared to net earnings of $11 million or $.25 per share in 1995. This loss included a special after-tax charge of $24 million or $.70 per share. Excluding the special charge, operating earnings were $22 million, net earnings were $7 million and earnings per share were $.14.

     Reported sales for the first nine months of 1996 were $1,550 million compared to $1,511 million in 1995. Including the special charge, net earnings were $9 million compared to $39 million and earnings per share were $.07 compared to $.91 last year.

     "We are disappointed with our earnings and do not believe the company will be able to exceed 1995 results as previously expected," commented Acting Chief Executive Officer Robert S. (Steve) Miller. "This being said, we are pleased with the $120 million in cash generated from operations compared to a $42 million usage last year. While we will continue to focus on cash flow and working capital productivity, we anticipate that the positive impact of our reengineering initiatives and operational improvements should start appearing on the earnings line by early next year."

SPECIAL CHARGE

     The third quarter special charge is the result of a top-to-bottom review of the company's balance sheet and business units begun at the request of the Board of Directors this summer.
This review has intensified since September 18 when the previously announced change in management occurred.

                                   - more -



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     The Board's business review was conducted under the direction of Chief Financial Officer Thomas W. VanHimbergen using outside consultants including the company's auditors. The review to-date has resulted in a pre-tax charge of $38 million ($24 million after-tax) against third quarter earnings. Included in the charge is a loss on the previously announced sale of the U.S. ball bearing manufacturing business of $6 million and professional fees and severance costs of $6 million related to management changes. Additionally, changes in accounting estimates of $6 million in environmental liabilities and of $10 million in customer programs
were recorded.   The company changed its methodology for the
recognition of capitalized interest to better reflect the asset value resulting in a charge of $3 million. The balance reflects inventory adjustments of $3 million, recognition of additional employee benefits of $2 million and miscellaneous items totaling $2 million.

      The Board is satisfied that the charge will not adversely affect the earnings capacity of the company. Approximately $5 million, or 15% of the total, will have a cash impact through 1997.

     The balance sheet and business unit review will continue through year-end. Accordingly, a charge in the fourth quarter is anticipated for additional severance and professional fees, supplier issues, the impact of potential operational changes in the international aftermarket and of losses related to the sale of business units. Additionally, a global examination of the company's inventories, receivables, fixed assets, intangibles and other related liabilities will be concluded. When completed, this review could result in a fourth quarter after-tax charge of as much as $40 million, which would predominantly be of a non-cash nature.

     The Board of Directors anticipates that the new chief executive officer will wish to review possible restructuring alternatives which could result in an additional charge in the fourth quarter as well.

     The company's revolving credit agreements have been amended to accommodate the third quarter charges.

                                 - more -


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IMPROVEMENT IN FINANCIAL POSITION

     The company continued to take actions to improve its financial position. During the third quarter, cash generated from operations was $48 million, inventory was reduced by $10 million and accounts receivable was reduced by $32 million. These actions, and the $11 million cash from the sale of Electrical Products on September 11, resulted in a $46 million reduction in debt during the quarter.

     Year-to-date, inventory was reduced by $36 million compared to an increase of $73 million in 1995. Accounts receivable was reduced by $10 million compared to an increase of $42 million in 1995. After increasing debt by $194 million for the first nine months of 1995, debt was reduced by $66 million in 1996.

RECENT EVENTS

     On September 18, Chairman and Chief Executive Officer Dennis
J. Gormley resigned.   Roderick M. Hills, a Federal-Mogul director
since 1977, was named chairman of the board of directors.  Robert
S. (Steve) Miller, a Federal-Mogul director since 1993, was named acting chief executive officer. The company retained Richard Ferry of Korn/Ferry International to assist in the search for a new chief executive officer. Subsequently, the company announced the resignation of Wayne G. Smith, president - Worldwide Aftermarket Operations, effective immediately. Alan C. Johnson, president - Worldwide Manufacturing Operations, has temporarily broadened his responsibilities to additionally assist in managing aftermarket operations until the permanent chief executive officer defines the company's organizational structure.

     On September 30, the company entered into an agreement to sell its U.S. ball bearing manufacturing operations to NTN BCA Corporation, a member of the NTN Group headquartered in Osaka, Japan. Federal-Mogul will continue to sell product to its worldwide aftermarket customers through a long-term supply agreement with NTN. The sale, which is subject to various conditions, is expected to be completed during the fourth quarter
of 1996.   Proceeds from the transaction will be used to further
reduce debt.

                                   - more -

NORTH AMERICAN REPLACEMENT

     The North American replacement business posted essentially flat third quarter sales compared to $191 million in 1995. Consolidation of businesses within the replacement channel, reduction in inventories at the customer level and mild weather contributed to the softness.

     The company continued to reinforce the sales policy change it made at the beginning of the year eliminating special extended payment terms and certain additional discounts. Even though the change continues to negatively impact year-over-year sales comparisons, it has been a key element in the reduction of receivables and improvement in distribution efficiencies.

     Operational improvements have resulted in a year-to-date North American replacement business inventory reduction of $41 million and improvement in inventory turns by 15% while maintaining customer service levels.

INTERNATIONAL REPLACEMENT

     The international replacement business posted a third quarter sales increase of 6% to $149 million from $140 million. Sales were negatively impacted by foreign exchange, primarily in South Africa and Venezuela, but offset by the 1995 acquisition of Centropiezas in Puerto Rico.

     During the quarter, the international replacement business was successful in reducing inventories by $11 million as the operating units continued their focus on working capital productivity.

     The 131 international auto parts stores posted a third quarter 3% increase in same store sales and sales per square foot, excluding the impact of foreign exchange. Reported same store sales decreased 11% primarily due to the South African rand depreciation.

     Significant focus during the first nine months of the year has been on remodeling and re-merchandising existing stores to the new Federal-Mogul Auto Parts Warehouse image rather than on opening new
stores.   Through September, 43 stores have been converted to the
new format with a plan to complete 21 more by year-end.

                              - more -

WORLDWIDE ORIGINAL EQUIPMENT

     The North American original equipment business posted third quarter 1996 sales of $111 million compared to $98 million in 1995, a 14% increase.

     Excluding the acquisition of Sealed Technology Systems on September 26, 1995, and the divestiture of Electrical Products on September 11, 1996, this business posted a 10% increase.
Additional penetration in the sealing products line contributed to the increase in sales.

     The international original equipment business reported third quarter sales of $52 million, essentially flat with $51 million last year. Excluding the impact of foreign exchange, this business enjoyed a 5% increase.

     Both the North American and international original equipment businesses have exceeded their productivity goals through September by continuing to streamline processes and reduce cycle times.

     Headquartered in Southfield, Michigan, Federal-Mogul is a $2 billion global distributor and manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. The company serves both the aftermarket and original equipment market providing the right part, to the right place at the right time to customers around the world. Federal-Mogul operates more than 80 distribution centers, 131 international auto parts stores, 25 plants and four major research centers worldwide.



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


                           F E D E R A L - M O G U L   C O R P O R A T I O N

                                 E A R N I N G S   S T A T E M E N T

                             (Millions of Dollars, Except Per Share Data)
                                             (Unaudited)
                             Three Months Ended                  Nine Months Ended
                               September 30                         September 30
                                   1996                                 1996
                         ---------------------------        ------------------------------
                           Before    After                  Before       After
                          Special    Special                Special      Special
                          Charge     Charge     1995        Charge       Charge       1995
Net sales                 $501.5     $491.6     $480.2      $1,559.8     $1,549.9    $1,510.8
                           -----      -----      -----       -------      -------     -------
Cost of products sold      398.0      411.5      392.2       1,226.8      1,240.3     1,213.5
                           -----      -----      -----       -------      -------     -------
Gross margin               103.5       80.1       88.0         333.0        309.6       297.3
Selling, general and
  administrative expenses   81.0       84.1       62.1         245.0        248.1       209.3
                           -----      -----      -----       -------      -------     -------
      Operating Margin      22.5       (4.0)      25.9          88.0         61.5        88.0

Reengineering, severance
  and other related
  charges                      -       (5.6)         -             -         (5.6)           -

Adjustment of assets held
   for sale to net
   realizable value            -       (6.4)         -             -         (6.4)          -
                           -----      -----      -----       -------      -------     -------

                            22.5      (16.0)      25.9          88.0         49.5        88.0

Other income (expense):
     Interest expense      (11.0)     (11.0)      (9.6)        (32.8)       (32.8)      (26.2)
     Interest income          .6         .6        2.1           2.1         2.1          4.0
     International
     currency exchange
     losses                  (.7)       (.7)       (.7)         (3.0)       (3.0)        (2.3)
     Other, net              (.3)       (.3)         -          (1.4)       (1.4)         (.3)
                           -----      -----      -----       -------      -------     -------

          Earnings (Loss)
          Before Income
          Taxes             11.1      (27.4)      17.7          52.9        14.4         63.2

     Income tax expense
     (benefit)               4.2      (10.1)       6.7          19.6         5.3         23.8
                           -----      -----      -----       -------      -------     -------

          Net Earnings
          (Loss)          $  6.9     $(17.3)   $  11.0       $  33.3      $   9.1     $  39.4
                           =====      =====     ======       =======      =======     =======


Earnings (Loss) Per
     Common Share

     Primary               $ .14      $(.56)    $ .25          $ .73       $ .07        $ .94
                            ====       ====      ====           ====        ====         ====

     Fully Diluted         $ .14      $(.56)    $ .25          $ .73       $ .07        $ .91
                            ====       ====      ====           ====        ====         ====



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

                F E D E R A L - M O G U L   C O R P O R A T I O N

                        B A L A N C E   S H E E T

                           (Millions of Dollars)
                                (Unaudited)
                                    September 30     December 31
                                        1996            1995
                                    ------------     -----------
Assets

Current Assets:
   Cash and equivalents               $   35.6         $   19.4
   Accounts receivable                   283.5            303.4
   Inventories                           456.0            507.1
Prepaid expenses and
income tax benefits                       67.5             55.8
                                       -------          -------
   Total Current Assets                  842.6            885.7

Property, Plant and Equipment            402.3            426.6
Goodwill                                 218.7            226.5
Other Intangible Assets                   60.9             66.6
Business Investments and Other Assets    111.0            109.0
                                       -------          -------

              Total Assets            $1,635.5         $1,714.4
                                       =======          =======

Liabilities and Shareholders' Equity

Current Liabilities:

   Short-term debt                   $    88.5        $   111.9
   Accounts payable                      151.7            172.7
   Accrued compensation                   43.6             32.3
   Other accrued liabilities             129.2            101.9
                                       -------          -------
      Total Current Liabilities          413.0            418.8

Long-Term Debt                           439.0            481.5
Post-employment Benefits                 213.3            213.0
Other Accrued Liabilities                 48.3             46.0
                                       -------          -------
          Total Liabilities            1,113.6          1,159.3

Shareholders' Equity:
     Series D preferred stock             76.6             76.6
     Series C ESOP preferred stock        54.4             56.8
     Unearned ESOP compensation          (31.4)           (34.3)
     Common stock                        175.5            175.2
     Additional paid-in capital          282.4            280.8
     Retained earnings                    33.3             45.0
     Currency translation and other      (68.9)           (45.0)
                                       -------          -------
          Total Shareholders' Equity     521.9            555.1
                                       -------          -------
            Total Liabilities and
            Shareholders' Equity      $1,635.5         $1,714.4
                                       =======          =======



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

                F E D E R A L - M O G U L   C O R P O R A T I O N

                                C A S H   F L O W S

                               (Millions of Dollars)
                                   (Unaudited)

                                                       Nine Months Ended
                                                         September 30
                                                    1996             1995
                                                    ---------------------

Cash Provided From (Used By) Operating
Activities
  Net earnings                                    $ 9.1            $ 39.4
                                                   ----              ----
  Adjustments to reconcile net earnings
    to net cash provided from (used by)
    operating activities
       Gain on sale of business investment            -              (7.8)
       Restructuring charge                           -               7.8
       Reengineering, severance and other
       related charges                              5.6                 -
       Adjustment of assets held for sale
       to net realizable value                      6.4                 -
       Depreciation and amortization               46.4              45.9
       Deferred income taxes                        (.7)               .1
       Post-employment benefits                      .3               6.7
       Decrease (increase) in accounts
       receivable                                  10.3             (41.5)
       Decrease (increase) in inventories          35.6             (73.3)
       Increase (decrease) in current
       liabilities and other                       20.4             (13.0)
       Payments against restructuring and
       reengineering reserves                     (13.2)             (6.7)
                                                   ----              ----
          Net Cash Provided From (Used By)
          Operating Activities                    120.2             (42.4)

Cash Provided From (Used By) Investing
Activities
  Expenditures for property, plant and
  equipment                                       (34.7)            (56.6)
  Payments for rationalization of acquired
  businesses                                          -              (5.9)
  Proceeds from sale of business investments       11.0              28.0
  Purchases of business investments                 (.3)            (63.6)
  Other                                               -                 -
                                                   ----              ----
          Net Cash Used By Investing Activities   (24.0)            (98.1)

Cash Provided From (Used By) Financing
Activities

  Issuance of common stock                           .4                .2
  Repurchase of common stock                          -              (9.0)
  Net increase (decrease) in debt                 (57.6)            166.1
  Dividends                                       (19.4)            (19.7)
  Other                                            (3.4)               .1
                                                   ----              ----
          Net Cash Provided From
          (Used By) Financing Activities          (80.0)            137.7
                                                   ----             -----

          Increase (Decrease) in Cash and
          Equivalents                              16.2             (2.8)

Cash and Equivalents at Beginning of Period        19.4              25.0
                                                   ----             -----

          Cash and Equivalents at End of Period  $ 35.6            $ 22.2
                                                   ====             =====





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